February 2, 2000




Via UPS Overnight
-----------------

Mr. Jeffrey Riedler
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Avenue N.W.
Mail Stop 3-9
Washington, D.C.  20549

Re:      IMSCO Technologies, Inc.
         Form SB-2 filed June 22, 1999
         File No. 333-81335
         -----------------------------


Dear Mr. Riedler:

         Reference is made to your letter dated November 26, 1999 containing the staff's comments to Amendment No. 2 to the above-captioned Registration Statement. For your convenience, the responses listed below are numbered according to the staff's comments. A copy of your November 26, 1999 letter is enclosed herewith for your convenience.

Comment 1
---------

         A printed copy of the registration statement is enclosed.

Comment 2
---------

         The registration statement now indicates that the maximum number of shares the debenture could convert into is 5,224,000 shares, since under the debenture and warrant purchase agreement the maximum amount of shares that the debenture may convert into is the remaining authorized but unissued or reserves shares of the Registrant under its Certificate of Incorporation.

Comment 3
---------

         The Registrant owns certain media for television and radio slots and print advertisements from the inventory of Grow Marketing, Inc., a subsidiary of Barter Trust, which was originally acquired pursuant to the Media Purchase Agreement dated September 20, 1996. Until designated

Mr. Jeffrey Riedler                    -2-                      February 2, 2000



by the Registrant under a media plan, the specific advertisement or time slot is undesignated. Because of its intent to license its technology instead of directly marketing its own products, the Registrant is contemplating either using the media itself in conjunction with the cooperative advertising campaign of one of our licensees, or deploying the media in connection with the media plan of a third party in a commercial transaction where in essence the Registrant is acting as a media seller. The Registrant will not sell the "media credits", but will obtain the advertising campaign of another party (e.g., from a licensee) and will deploy the media plan and campaign through Grow Marketing, Inc., for consideration from the third party where in effect the Registrant is acting as a media seller. If the media is sold, the Registrant has concluded that the purchase and sale of media are commercial contract rights and are not "securities" within the definition of such term contained in Section 2(a)(1) of the Securities Act of 1933, as amended. As such, the Registrant believes that the federal securities laws do not apply to the resale of the media. However, to anticipate the possibility of the federal securities laws applying, the Registrant intends to sell the media to no more than one or two corporations who will use the media and the Registrant will require to represent that they are accredited investors as defined by Section 501 of Regulation D. Accordingly, should the sale of the federal securities laws apply, the Registrant believes that its sale of the media will be exempt from registration as a non-public offering under Section 4(2) of the Securities Act of 1933, as amended.

Comment 4
---------

         The forepart of the prospectus and other sections have been revised in accordance with your comment to remove legalese and replace with simple everyday language.

Comment 5
---------

         The forepart of the prospectus has been revised with the active voice pursuant to your comment.

Comment 6
---------

         The prospectus has been revised to revised to break down long compound sentences into two or more shorter sentences and to make lists contained in a sentence, where possible, into bullet points in a table format. Also, the prospectus no longer uses roman numerals.



Cover Page

Comment 7
---------

         The first paragraph has been revised in accordance with the staff's comments.

Mr. Jeffrey Riedler                    -3-                      February 2, 2000



Comment 8
---------

         In response to the staff's comment, we have eliminated defined terms where possible.



Risk Factors
------------

Comment 9
---------

         In response to the staff's comment, we have taken out such phrases as "could harm our business", etc., and listed possible specific outcome.

Comment 10
----------

         We have clarified that it is certain future agreements that likely will provide for termination under circumstances and list some general possible termination events.

Government Regulation
---------------------

Comment 11
----------

         In response to the staff's comment, the paragraphs have been revised to delete repeated sentences.

Selling Securityholders
-----------------------

Comment 12
----------

         The section has been revised to minimize the use of footnotes in accordance with the staff's comments.



         Please do not hesitate to contact me at the direct line listed above with any questions regarding this filing.

                                               Very truly yours,

                                               /s/ DAVID E. FLEMING

                                               David E. Fleming